Exhibit 5.1

November 12, 2019

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

JetBlue Airways Corporation

Pass Through Certificates, Series 2019-1

Ladies and Gentlemen:

We have acted as special New York counsel to JetBlue Airways Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on March 1, 2019 (Registration No. 333-230007) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the issuance and sale by the Company today of $588,685,000 face amount of Pass Through Certificates, Series 2019-1AA (the “Class AA Certificates”) and $183,570,000 face amount of Pass Through Certificates, Series 2019-1A (the “Class A Certificates,” and the Class A Certificates together with the Class AA Certificates, the “Certificates”) pursuant to the Underwriting Agreement, dated October 29, 2019 (the “Underwriting Agreement”), between the Company and Citigroup Global Markets, Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Certificates are being issued today under the Pass Through Trust Agreement, dated as of November 12, 2019 (the “Basic Agreement”), between the Company and Wilmington Trust Company, as pass through trustee for the trust relating to each class of Certificates (with respect to the Class AA Certificates, the “Class AA Trustee” and with respect to the Class A Certificates, the “Class A Trustee” and, together, the “Trustee”), as supplemented for the Class AA Certificates by the Trust Supplement No. 2019-1AA, dated as of November 12, 2019 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Basic Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”), and as supplemented for the Class A Certificates by the Trust Supplement No. 2019-1A, dated as of November 12, 2019 (the “Class A Trust Supplement”), between the Company and the Class A Trustee (the Basic Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement,” and the Class A Trust Agreement together with the Class AA Trust Agreement, the “Trust Agreements”).

As used herein, the term “Prospectus” means the base prospectus, dated March 1, 2019, included in the Registration Statement, as supplemented by, and together with, the final prospectus supplement, dated October 29, 2019, relating to the Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

JetBlue Airways Corporation	2	November 12, 2019

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Certificates, the Trust Agreements, the Registration Statement and the Prospectus, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements, the Underwriting Agreement and any other applicable documents and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Class AA Certificates being issued today constitute the valid and binding obligation of the Class AA Trustee, enforceable against the Class AA Trustee in accordance with their terms, and the holders of the Class AA Certificates are entitled to the benefits of the Class AA Trust Agreement.

2. The Class A Certificates being issued today constitute the valid and binding obligation of the Class A Trustee, enforceable against the Class A Trustee in accordance with their terms, and the holders of the Class A Certificates are entitled to the benefits of the Class A Trust Agreement.

Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

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Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Certificates or the Trust Agreements that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-302(b) of the Uniform Commercial Code or other applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (iv) provide for the severability of, or that the parties to the Trust Agreements shall engage in negotiations to replace, any illegal, prohibited or unenforceable provision. In addition, the enforceability of any provision in the Certificates or the Trust Agreements, to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage of trade or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. Our opinions above with respect to the choice of law and choice of forum provisions of the Certificates and the Trust Agreements are given in reliance on, and are limited in scope to, Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, and we express no opinion with respect to any such provision insofar as it exceeds or otherwise falls outside the scope of such sections.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, each as in effect on the date hereof, in each case that in our experience are generally applicable to transactions of the type contemplated by the Trust Agreements without regard to the particular nature of the businesses conducted by, or the legal or regulatory status of, the parties to the Trust Agreements. In addition, without limiting the generality of the foregoing, we express no opinion with respect to, or with respect to the applicability to the opinions expressed herein of, any aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol, or any other laws, rules, or regulations governing, regulating or relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or any other laws, rules or regulations applicable to the particular nature of the equipment subject to the Trust Agreements, or the business conducted by the Company or the Trustee. In addition, we express no opinion as to the effect of, or compliance with, any (A) United States Federal or state laws, rules or regulations relating to (i) fraudulent transfers, fraudulent conveyances or preferential transfers, (ii) taxes, (iii) banking, insurance, financial services, financial institutions, bribery, corruption, money-laundering, anti-terrorism, communications, customs, imports or exports, international trade, sanctions or embargoes (whether foreign trade, economic, financial or otherwise), or public utilities, (iv) commodities trading, futures or swaps, (v) pensions or employee benefits (including the Employee Retirement Income Security Act of 1974, as amended), or (vi) environmental matters, public health, safety, intellectual property or antitrust or (B) United States Federal or state securities or “blue sky” laws, rules or regulations, including without limitation, in each case, as to the effect of any thereof on the validity, binding effect or enforceability of any of the Certificates or the Trust Agreements. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.

JetBlue Airways Corporation	4	November 12, 2019

In rendering the opinions set forth above, we have relied upon, and have assumed the correctness of, (a) the opinion dated today and delivered to you of Brandon Nelson, Esq., General Counsel of the Company, and (b) the opinion dated today and delivered to you of Morris James LLP, counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinions. Other than to the extent we specifically express an opinion herein, we have made the same assumptions as set forth in such opinions, and our opinion is subject to all the assumptions, qualifications and limitations as are therein set forth.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP